Exhibit 99.02

                          FOR IMMEDIATE RELEASE

  CONTACT:
  Michael J. Carroll, President & CEO
  FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC.
  (630) 759-7666

           FRANKLIN OPHTHALMIC INSTRUMENTS CO., INC. ANNOUNCES
   LIQUIDATION PURSUANT TO TERMS OF FOREBEARANCE AGREEMENT WITH LENDER


       ROMEOVILLE, ILLINOIS, December 10, 1999 -- Franklin Ophthalmic Instruments Co., Inc. (OTC: FKLNU, FKLNW, FKLN)--announced that as a result of a Notice of Demand for payment of loans under an Amended and Restated Loan and Security Agreement dated December 30, 1997 by and between Franklin Ophthalmic Instruments Co., Inc. (the "Company") and Harris Trust and Savings Bank ("Harris Bank"), the Company has elected to liquidate for the benefit of creditors and dissolve its business. The Company originally received a notice of default during April of 1999 and due to the Company's inability to repay the loan, cure the default, and/or refinance the amounts due to Harris Bank with a new lender, Harris Bank has demanded immediate repayment of all principal and accrued and unpaid interest on the Company's indebtedness.

       In connection with the above Notice of Demand, the Company and Harris Bank have entered into a Forebearance Agreement ("Agreement") effective November 29, 1999 in which Harris Bank would forebear its rights and remedies with respect to existing defaults for a period of
  time not to exceed March  31, 2000.    Pursuant to the Agreement,  the
  Company has agreed to liquidate through operations its inventory and accounts receivable. During the period up to December 31, 1999, the Company will have a limited budget in which to fund operations. Thereafter, expenses related to liquidation are expected to be incurred by  officers of the Company in connection with provisions  in
  the Agreement that  allow for  the reduction  of   amounts owed  under
  personal guarantees of officers of the Company if certain  projections are met.
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       Upon completion of the liquidation,  the Company expects that  it will file a  petition for relief  under the  United States  Bankruptcy
  Code.   The  Company  does  not  foresee  funds  being  available  for distribution to shareholders.

       Franklin (a.k.a. Franklin.MOI) sells and services high-quality instrumentation utilized by ophthalmologists, optometrists, and medical organizations. In addition, Franklin is a systems integrator for ophthalmic workstations and electrical applications for the ophthalmic marketplace. The Company distributes over 2,000 products from over 40 manufacturers from its facility in Romeoville, Illinois.


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